Exhibit 99.1

November 1, 2007 Contact: Heather Ferrante ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Reports Strong Fiscal 2008 Second Quarter Results: Record Awards, Revenues and Earnings
Carlsbad, CA — ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, today announced results for its fiscal year 2008 second quarter, including record revenues of $146.6 million and new net contract awards of $189.5 million for the quarter ended September 28, 20071. ViaSat reported net income of $0.35 per share on a diluted non-GAAP2 basis or $0.27 per share on a diluted GAAP basis. Year-to-date, ViaSat reported total revenues of $275.2 million, net new contract awards of $325.5 million, and net income of $0.56 per share on a diluted non-GAAP2 basis or $0.40 per share on a diluted GAAP basis.
     “Our results for the quarter were very good and consistent with our expectations,” said Mark Dankberg, chairman and CEO of ViaSat. “Our orders were particularly strong and broadly distributed across our market segments, adding visible support to our growth outlook.”
Financial Results
     For the second quarter ended September 28, 20071, the company reported the following:

			First 6 Mos.	First 6 Mos.
(In millions, except per share data)	Q22008	Q22007	FY08	FY07
Revenues	$146.6	$131.5	$275.2	$260.2
Net income	$8.6	$6.5	$12.8	$11.9
Diluted per share net income	$0.27	$0.21	$0.40	$0.39
Non-GAAP net income [2]	$11.2	$8.5	$18.0	$16.1
Diluted per share non-GAAP net income [2]	$0.35	$0.28	$0.56	$0.53
Fully diluted weighted average shares	32.2	30.5	32.2	30.2

New orders/Contract awards	$189.5	$141.4	$325.5	$275.3
Sales backlog	$439.0	$395.2	$439.0	$395.2

[1]	ViaSat uses a 52- or 53-week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2008 end on June 29, 2007, September 28, 2007, December 28, 2007 and March 28, 2008.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
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ViaSat News	2
Government Segment
     Our Government segment had quarterly revenues of $79.8 million, a 14% increase over the second quarter of fiscal year 2007. The revenue growth from the second quarter of fiscal year 2007 to the second quarter of fiscal year 2008 was primarily related to higher government satellite communications and certain information assurance products sales. New contract awards in our Government segment for the second quarter of fiscal year 2008 were $122.3 million.
Commercial Segment
     Revenues from our Commercial segment were $66.8 million for the second quarter, a 9% increase over the second quarter of fiscal year 2007. The revenue growth from the second quarter of fiscal year 2007 to the second quarter of fiscal year 2008 was primarily related to higher sales of consumer broadband products and Antenna Systems products partially offset by a decrease in our enterprise VSAT products. New contract awards in our Commercial segment for the second quarter of fiscal year 2008 were $67.2 million.
Selected Second Quarter 2008 Business Highlights
•	Launched consumer broadband satellite service in Europe with strategic partner Eutelsat Communications. The service is implemented with our SurfBeam® satellite DOCSIS®-based system and is similar to the WildBlue service in North America, currently the fastest growing consumer satellite broadband service in the world.

•	Awarded $45 million order for Multifunctional Information Distribution System (MIDS) Low Volume Terminals (LVT) for production Lot 8. In addition, we also received orders for MIDS terminals in support of the Republic of Korea.

•	Awarded an $8.7 million contract from the U.S. Air Force Cryptographic Support Group (CPSG) for system design and development of the next generation Telemetry, Tracking, and Control (TT&C) cryptographic unit. The system, which is referred to by the Air Force as Ground Operating Equipment Increment One (GOE I1), is designed to replace legacy equipment used in satellite ground stations.

•	Won an $18.3 million (with options to $20.9 million) Indefinite Delivery/Indefinite Quantity (ID/IQ) award for our RF Network Simulation business area to continue development of the U.S. Air Force Joint Communication Simulator (JCS) through 2013.

•	Completed the acquisition of JAST, a Swiss corporation, which develops microwave circuits and antennas for terrestrial and satellite applications, specializing in small, low-profile antennas for mobile satellite communications.
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•	Achieved a listing on the Forbes magazine “200 Best Small Companies” for 2007. This is the sixth time the company has made the list which is a compilation of the best “small, but growing, businesses designed to survive the ups and downs of market volatility” in America.
Safe Harbor Statement
     Portions of this release, particularly ViaSat’s financial prospects for fiscal year 2008 and beyond, and the “Selected Second Quarter 2008 Business Highlights” section, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: product design flaws or defects; ViaSat’s ability to successfully integrate acquired companies; ViaSat’s ability to perform under existing contracts and obtain additional contracts; ViaSat’s ability to develop new products that gain market acceptance; changes in product supply, pricing and customer or end user demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in ViaSat’s most recent Annual Report Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2008 second quarter results at 5:00 PM Eastern Time on Thursday, November 1, 2007. The dial-in number is (877) 397-0291 and (719) 325-4857 internationally. The passcode is 1293947. A replay will be available for 24 hours beginning at 7:30 PM ET November 1 at (888) 203-1112 and (719) 457-0820 internationally. The passcode is 1293947. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate Web site (www.viasat.com). The call will be archived and available on that site for at least twelve months immediately following the conference call.
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About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company has five subsidiaries: US Monolithics, Efficient Channel Coding, Enerdyne Technologies, Intelligent Compression Technologies and JAST. These companies design and produce complementary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, video data link systems, data acceleration and compression products, and mobile satellite antenna systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Australia, China, India, Italy, and Spain.
Use of Non-GAAP Financial Information
     Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets), and non-cash stock-based compensation expenses. The non-GAAP numbers for the first quarter of fiscal year 2007 also exclude a cumulative one time adjustment to compensation expense to correct certain historical stock option grants. Non-GAAP net income is provided to enhance the overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these adjusted non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. See the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table for a reconciliation of net income to non-GAAP net income. Non-GAAP information as presented in this press release may not be comparable to similarly titled measures reported by other companies.
SurfBeam is a registered trademark of ViaSat, Inc.
DOCSIS is a registered trademark of Cable Television Laboratories Inc.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenues	$146,625	$131,501	$275,187	$260,202
Operating expenses:
Cost of revenues	104,513	97,444	200,909	195,559
Selling, general & administrative	20,424	16,790	38,154	32,634
Independent research and development	8,433	4,832	15,810	9,624
Amortization of intangible assets	2,391	2,621	4,784	4,681

Income from operations	10,864	9,814	15,530	17,704
Interest, net	1,329	223	2,547	458

Income before income taxes and minority interest	12,193	10,037	18,077	18,162
Provision for income taxes	3,479	3,475	5,060	6,171
Minority interest in net earnings of subsidiary, net of tax	129	23	251	91

Net Income	$8,585	$6,539	$12,766	$11,900

Diluted net income per share	$0.27	$0.21	$0.40	$0.39

Diluted common equivalent shares	32,231	30,520	32,229	30,228
RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME IS AS FOLLOWS:
GAAP net income	$8,585	$6,539	$12,766	$11,900
Amortization of intangible assets	2,391	2,621	4,784	4,681
Stock-based compensation expense	1,881	524	3,693	2,052
Income tax effect	(1,608)	(1,168)	(3,211)	(2,503)

Non-GAAP net income	$11,249	$8,516	$18,032	$16,130

Non-GAAP diluted net income per share	$0.35	$0.28	$0.56	$0.53

Diluted common equivalent shares	32,231	30,520	32,229	30,228
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

Assets	September 28, 2007	March 30, 2007	Liabilities and Stockholders' Equity	September 28, 2007	March 30, 2007
Current Assets:			Current liabilities:
Cash and S-T investments	$128,043	$103,392	Accounts payable	$53,432	$43,516
Accounts receivable, net	132,963	139,789	Accrued liabilities	59,508	77,232
Inventory	46,728	46,034	Line of credit	—	—

Deferred income taxes	15,821	9,721	Total current liabilities	112,940	120,748
Other current assets	11,883	9,218

Total current assets	335,438	308,154	Other liabilities	20,465	13,273

Goodwill	67,210	65,988	Total liabilities	133,405	134,021

Other intangible assets, net	31,115	33,601	Minority interest	1,425	1,123
Property and equip, net	54,843	51,463
Other assets	23,721	24,733	Total stockholders' equity	377,497	348,795

	$512,327	$483,939		$512,327	$483,939